Calculation of Filing Fee Tables
S-8
FORD MOTOR CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value	Other	50,000,000	$ 11.37	$ 568,500,000.00	0.0001531	$ 87,037.35
Total Offering Amounts:						$ 568,500,000.00		$ 87,037.35
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 87,037.35
Offering Note
[1]	This estimate is made pursuant Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of calculating the registration fee. The price per share and the aggregate offering price are based on the average of the high and low prices of the Company's Common Stock as reported on the New York Stock Exchange on July 23, 2025, in accordance with Rules 457(c) and (h) under the Securities Act. The number of shares being registered includes shares of Common Stock of the Company to be issued to participants pursuant to the Ford Motor Company 2023 Long-Term Incentive Plan, including but not limited to stock awards, stock options, performance-based restricted stock units, stock appreciation rights, and other stock-based awards. The registrant does not have any fee offsets.